EXHIBIT 10.44
[PHILIP F. & SANDRA BOGATIN LETTERHEAD]
August 15, 2006
Tri-Media Entertainment Group, Inc.
1080 North Delaware Avenue
8th Floor
Philadelphia, PA 19125
Gentlemen:
This will confirm a meeting held on August 14, 2006 in your suite at 1080 N. Delaware Avenue concerning an adjustment in your rent and a possible giving up most of the space on the 8th floor. We discussed your resettling at a mutually agreed area on the south side of the building being approximately 3,500 sq. ft. The new rent for this space will be $4,000 per month, $48,000 per annum. You will be responsible for the cost of utilities. Please note that you also have not paid the past due utility bills which you arc responsible for. We will be sending you an update for the correct amount which is approximately $6,000.00.
We have mutually agreed that the new space will take effect on September 1, 2006. We have agreed to return to you $5,000 of the rent you paid in August 2006, and that amount will be recaptured by us at the rate of $1,000 per month beginning September 1, 2006 through January 2007.
We have agreed to permit you to continue to occupy the space until we have obtained a new tenant, which we hope will be in a relative short time.
The designated parking spaces across the street will need to be stopped and the space will remain available for your use until such time as when the property is transferred to another owner.
For the records sake, we have mutually changed your lease to cover the new space occupied for use to a smaller area, but the expiration of the lease will remain the same which is December 31, 2008. All other factors remain in force. We hope all this is acceptable by you. Please sign a copy and return for our files.

Very truly yours,

PHILIP F & SANDRA BOGATIN
CHARITABLE REMAINDER UNITRUST

/s/ Philip F. Bogatin

Philip F. Bogatin

Accepted by:	/s/ Ernie Cimadamore

Tri-Media Entertainment Group, Inc.
Ernie Cimadamore